Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction

PartsBin, Inc.	Delaware
Power Host, Inc.(1)	Ontario, Canada
MBS Tek Corporation	Philippines

(1)	Power Host Inc. is a wholly-owned subsidiary of PartsBin, Inc.